EXHIBIT 3.8

                        CERTIFICATE OF AMENDMENT
                                 OF THE
                      CERTIFICATE OF INCORPORATION
                                   OF
                     GLOBAL WATER TECHNOLOGIES, INC.


George A. Kast and Gary L. Brown, certify that:

     1. They are the President and Chief Operating Officer, General Counsel and Secretary, respectively, of Global Water Technologies, Inc., a Delaware corporation (the "Corporation").

     2.   That Article V, Section 5.01 of the Certificate of
Incorporation of the Corporation now reads:

                                ARTICLE V
                              CAPITAL STOCK

          5.01 AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is Forty Five Million (45,000,000). Twenty Five Million (25,000,000) shares shall be Common Stock, with a par value of $0.0006 per share, and Twenty Million (20,000,000) shall be Preferred Stock, with a par value of $0.00001 per share.

     3. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 242 of the Delaware Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 5,990,048. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment to be signed by George A. Kast, President and attested by Gary L. Brown, Chief Operating Officer, General Counsel and Secretary this 27th day of June, 2001.

                              GLOBAL WATER TECHNOLOGIES, INC.


[Corporate Seal]              /s/ GEORGE A. KAST
                              ----------------------------------
                              George A. Kast, President


                    ATTEST:   /s/ GARY L. BROWN
                              ----------------------------------
                              Gary L. Brown, Secretary










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